Exhibit 99.1

Centiv, Inc. Announces New Board of Directors With Extensive Industry Experience

Tuesday April 22, 4:20 pm ET

VERNON HILLS, Ill.–(BUSINESS WIRE)–April 22, 2003–Centiv, Inc. (NASDAQ:CNTV - News), today announced four new Board of Directors in a move that will more closely align the Board with the Company’s strategic focus as a value-added marketing services organization in the Consumer Packaged Goods industry. Three of the new Directors have extensive experience in the CPG industry and the fourth Director is an investor in the recently completed Series B Preferred Stock financing. The new Board members fill the vacancies created by the resignations of Al Sisto, Frank Dalton, Steve Carnevale, and Kim Feil.

“We are very excited about the breadth and depth of industry knowledge and experience represented by this new Board,” commented John Larkin. “These new members will bring an invaluable perspective to the existing management team of Centiv as we expand our presence in the CPG industry.”

The new Directors named include:

J. Smoke Wallin, Chairman & CEO eSkye Solutions, EVP National Wine & Spirits, Inc. (www.eskyesolutions.com) Mr. Wallin, 36, founded eSkye in early 1999 to bring leading software solutions to the beverage, CPG and distribution industries. He also serves as Executive Vice President and a Director of National Wines and Spirits, Inc. (www.nwscorp.com), the nation’s sixth largest beverage alcohol distributor.

During his tenure with the company, Mr. Wallin helped grow NWS from $150 million in sales in 1988 to $721 million in 2002. He is also currently Chairman of the Wine & Spirits Wholesalers of America (www.wswa.org).

Darrell R. Splithoff, Senior Vice President, Supply Chain and Corporate Development, Wm. Wrigley Jr. Company. Mr. Splithoff, 53, has been with Wrigley’s since September 1, 2000, and has worldwide responsibility for the company’s Supply Chain organization. He also oversees corporate development initiatives for the company. Before joining the Wrigley Company, Mr. Splithoff was President & CEO of Edwards Fine Foods (EFF), a frozen dessert company headquartered in Atlanta. He joined EFF after ten years with the Keebler Company, where he was Senior Vice President of Sales and Distribution and served as a member of Keebler’s Executive Management Committee. Prior to joining Keebler, Mr. Splithoff was a consultant for Booz, Allen & Hamilton.

Len Finelli, CFO/Executive VP Business Strategy, Nielsen Retail Entertainment Information, a division of VNU. Mr. Finelli, 50, has been with VNU since 1987, and has held a number of key financial and managerial positions during his tenure. He has served in his current capacity since 2001. Under Mr. Finelli’s financial guidance, VNU Business Information Services acquired and integrated more than ten businesses and grew operating income from $6 million to nearly $90 million. From 1998 to 2001, he served as Executive Vice President of Business Development for VNU-USA and played leading roles in several major acquisitions, including VNU’s $2.7billion purchase of Nielsen Media Research. Mr. Finelli is also a director and minority owner of Spot Quotation and Data, a New York based media research firm.

Thomas Pennell, Managing Partner, Pennell Venture Partners (PVP) (www.pennell.com). Mr. Pennell, 38, established PVP in New York City as a technology-focused venture capital fund in 1996. Prior to establishing PVP, Mr. Pennell held positions with Chase Manhattan Bank, Endeavor Capital Management and Access Capital in venture capital and small business finance.

John P. Larkin, Centiv’s President and CEO, and Thomas Mason, Centiv’s Chief Financial Officer, continue to serve as Board of Directors.

About Centiv®

Centiv, Inc. (NASDAQ:CNTV - News), headquartered in Vernon Hills, IL, offers solutions for locally customized POP signage to the consumer products, food and packaged goods industries. The delivered product is high quality, digitally produced signage that is mass-customized for the unique requirements of each retail location. Centiv is a registered trademark in the U.S. Patent and Trademark Office. Additional information regarding Centiv, Inc., may be obtained by contacting Centiv headquarters, 998 Forest Edge Drive, Vernon Hills, IL 60061. Phone 847-876-8300 or fax 847-955-1269, or visit its website: http://www.centiv.com for a product demonstration.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this press release and include all statements that are not historical statement of fact. The words “may”, “would”, “could”, “will”, “increase”, “expect”, “implement”, “estimate”, “anticipate”, “believes”, “intends”, “plans”, and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below. These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company’s ability to perform contracts, governmental policies adverse to the computer industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company’s filings with the Securities and Exchange Commission, including “Factors That May Affect Future Results” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Contact:
Centiv, Inc.
Tom Mason, 847/876-8304
tmason@centiv.com

Source: Centiv, Inc.